Contacts:
Anthony N. Leo	Robin L. Oliver
Chief Executive Officer	Chief Financial Officer
727.399.5678	727.685.2082

BayFirst Financial Corp. Declares Quarterly Cash Dividend of $0.08 Per Common Share
ST. PETERSBURG, Fla. — July 28, 2022 — BayFirst Financial Corp. (NASDAQ: BAFN) (the “Company”), parent company of BayFirst National Bank (the "Bank"), today announced its Board of Directors declared a quarterly cash dividend of $0.08 per common share. The dividend will be payable September 15, 2022 to common shareholders of record as of September 1, 2022. This dividend marks the 25th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, BayFirst National Bank (f/k/a First Home Bank), which commenced business operations on February 12, 1999. BayFirst National Bank is a national banking association. The Bank currently operates seven full-service office locations, 21 mortgage loan production offices, and was the top 15 by dollar volume and by number of units originated nationwide through the third quarter ended June 30, 2022, of SBA's 2022 fiscal year.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of June 30, 2022, BayFirst Financial Corp. had $921.9 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on July 28, 2022, at 9:00 am EDT.